Exhibit 99.2
FARO Technologies, Inc.
Restricted Stock Unit Award Agreement (Inducement – Service Based)
1.NOTICE OF GRANT OF RESTRICTED STOCK UNIT AWARD
Grantee’s Name:            Peter J. Lau
Address:                [Intentionally Omitted]
You have been granted the right to receive an award of restricted stock units (“Restricted Stock Units”, subject to the terms and conditions of this Restricted Stock Unit Award Agreement, including Exhibit A attached hereto (the “Agreement”), as follows:
Grant Number
Date of Grant                July 24, 2023
Vesting Commencement Date    July 24, 2023
Number of Restricted Stock Units    108,709
Vesting Schedule:
Subject to Sections 3 and 6 of Exhibit A and any acceleration provisions set forth below, the Restricted Stock Units will be scheduled to vest in accordance with the following schedule:

One-third (1/3rd) of the Restricted Stock Units will vest on each yearly anniversary of the Vesting Commencement Date (each, a “Vesting Date”), in each case subject to you continuing in a Service Relationship through the applicable Vesting Date.
In the event you cease to be in a Service Relationship for any or no reason before you vest in the Restricted Stock Units, the Restricted Stock Units and your right to acquire any Stock hereunder will immediately be forfeited and terminated.
You agree and acknowledge that you have reviewed this Agreement in its entirety, have had an opportunity to obtain the advice of counsel, and fully understand all provisions of this Agreement. By accepting this Award, you hereby agree (i) to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Agreement, (ii) to notify the Company upon any change in the residence address indicated above, and (iii) to the extent provided for in Section 6 of Exhibit A, the sale of Stock to cover the Tax-Related Items (and any associated broker or other fees) and agree and acknowledge that you may not satisfy them by any means other than such sale of Stock, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.

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EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD
1.Definitions. As used herein, the following definitions will apply:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Administrator will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” means this award of Restricted Stock Units.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Company” means Faro Technologies, Inc., a Florida corporation, or any successor thereto.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination will be made by reference to market quotations. If there are no market quotations for such date, the determination will be made by reference to the last date preceding such date for which there are market quotations.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Sale Event” will mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or

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any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company; or (v) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board or other governing body or entity of the Company, its successor or survivor, provided that any person becoming a director subsequent to the Grant Date but prior to any Sale Event, whose election or nomination for election was approved or recommended by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination), will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board will be deemed to be an Incumbent Director.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by shareholders, per share of Stock pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code.
“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship will be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant). For purposes of this Agreement, the following events will not be deemed a termination of a Service Relationship: (i) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the your right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
“Severance Plan” means the Company’s Key Executive Change in Control and Severance Plan.
“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 7.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
2.Award of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement, of an award of Restricted Stock Units. Each Restricted Stock Unit represents the right to receive one share of Stock (or, in the Administrator’s or its authorized delegates’ discretion, the Fair Market Value as of the Restricted Stock Unit vesting date of one share of Stock). Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Restricted Stock Units granted to you will be credited to an account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Restricted Stock Units simply representing an unfunded and unsecured contingent obligation of the Company.
3.Vesting of Restricted Stock Units; Forfeiture.
(a)One-third of the Restricted Stock Units will vest on each of the first, second and third anniversaries of the Vesting Commencement Date, subject to your continued Service Relationship through each applicable vesting date. To the extent that one-third of the Restricted Stock Units is not a whole number, any fractional Restricted Stock Units that would otherwise be scheduled

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to vest on the first two scheduled vesting dates will be disregarded, and the number of Restricted Stock Units scheduled to vest on the third scheduled vesting date will be adjusted accordingly. Except as may be provided for in the Severance Plan, if your Service Relationship is terminated prior to the date the Restricted Stock Units vest, the Restricted Stock Units that have not yet vested as of the date of such termination will be immediately forfeited without further consideration or any act or action by you; provided, however, if, prior to the date the Restricted Stock Units have vested, your Service Relationship terminates as a result of death or Disability, the Administrator, in its sole discretion, will have the right to immediately vest all or any portion of such Restricted Stock Units, subject to such terms as the Administrator, in its sole discretion, deems appropriate.
(b)Notwithstanding the vesting schedule set forth in Section 3(a), in the event your Service Relationship terminates as the result of your death, all of the then-unvested portion of this Award will immediately vest (for the avoidance of doubt, no more than 100% of this Award may vest under this provision).
4.Settlement of Restricted Stock Units. Subject to Section 6 of this Agreement, each vested Restricted Stock Unit will be settled in one share of Stock (or, as provided in Section 2, the Fair Market Value thereof as of the Restricted Stock Unit’s vesting date), as soon as reasonably practicable following the vesting date (but in no event later than the 15th day of the third calendar month following the calendar year during which the vesting date occurs). If settled in cash, you will receive a cash amount in payment and settlement of the vested Restricted Stock Units equal to the product of the Fair Market Value of a share of Stock on the applicable vesting date, multiplied by the number of vested Restricted Stock Units. If settled in shares of Stock, you will receive one share of Stock in payment and settlement of each vested Restricted Stock Unit, and such shares will be registered in the your name on the books of the Company as of the vesting date.
To the extent certificated, stock certificates to you will be deemed delivered for all purposes when the Company or a stock transfer agent of the Company has mailed such certificates in the United States mail, addressed to you, at your last known address on file with the Company. Uncertificated Stock will be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company will have given to you by electronic mail (with proof of receipt) or by United States mail, addressed to you, at your last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company will not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the settlement of this Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to this Agreement will be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator will have the right to require any individual to comply with any timing or other restrictions with respect to the settlement of this Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
Until Stock is deemed delivered in accordance with this Section 4, no right to vote or receive dividends or any other rights of a shareholder will exist with respect to shares of Stock to be

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issued in connection with this Award, notwithstanding the any action by you with respect to this Award.
This Award and any shares of Stock issued pursuant to this Award is subject to the Company’s insider trading policies and procedures, as in effect from time to time. Further, this Award and any shares of Stock issued pursuant to this Award is subject to the Company’s clawback policy, as in effect from time to time.
5.Nontransferability of the Award. This Award will not be transferable by you otherwise than by will or the laws of descent and distribution or as otherwise expressly permitted pursuant to this Agreement.
6.Tax Withholding. When the Restricted Stock Units become taxable income to you, the Company may deduct and withhold from any cash otherwise payable to you (whether payable with respect to the Restricted Stock Units or as salary, bonus or other compensation) such amount as may be required for the purpose of satisfying the Company’s obligation to withhold Federal, state or local taxes or foreign taxes or other social insurance amounts. Further, in the event the amount actually withheld is insufficient for this purpose, the Company may require that you, upon its demand or otherwise, make arrangements satisfactory to the Company for payment of the amount as may be requested by the Company in order to satisfy its obligation to withhold any such taxes. In any case where a tax is required to be withheld in connection with the delivery of shares of Stock under this Agreement, you will be permitted to satisfy the Company’s tax withholding requirements by making a written election (in accordance with such rules and regulations and in such form as the Administrator may determine) to have the Company withhold shares of Stock otherwise issuable to you pursuant to the vesting of the Restricted Stock Units (the “Withholding Election”) having a Fair Market Value on the date income is recognized (the “Tax Date”) equal to the minimum amount required to be withheld. If the number of shares of Stock withheld to satisfy withholding tax requirements will include a fractional share, the number of shares of Stock withheld will be reduced to the next lower whole number and you will deliver cash in lieu of such fractional share, or otherwise make arrangements satisfactory to the Company for payment of such amount. A Withholding Election must be received by the Corporate Secretary of the Company on or prior to the Tax Date.
7.Changes in Stock. Subject to Section 8 hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator will make equitable or proportionate adjustments in the number of shares subject to this Award and the terms of this Award to take any such event. Further, the Administrator will make equitable and proportionate adjustments in the number of shares subject to this Award and the terms of this Award to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator will be final, binding and conclusive. No fractional shares of Stock will be issued

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under this Award resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
8.Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of this Award, or the substitution of this Award with a new award of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares, as such parties will agree. To the extent the parties to the Sale Event do not provide for the assumption, continuation or substitution of this Award, upon the effective time of the Sale Event, this Award, to the extent outstanding, will terminate. In such case, this Award will become fully vested and nonforfeitable as of the effective time of the Sale Event, and there will be a payout to you within sixty (60) days following the Sale Event (unless a later date is required by Section 409A). In the event this Award is terminated, (i) the Company will have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to you, in exchange for the cancellation of this Award, an amount equal to the Sale Price multiplied by the number of shares of Stock then subject to this Award.
If this Award is assumed by the successor entity or otherwise equitably continued or substituted in connection with a Sale Event, then if within one year after the effective date of the Sale Event, your employment with the Company or its successor is terminated in a manner that would entitle you to severance benefits under the Severance Plan, then this Award will fully vest as of the date of such termination, subject to executing and not revoking a separation agreement as contemplated by, and subject to the terms and conditions of, the Severance Plan.
9.Status of Grantee. You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Stock Units unless and until they are settled in shares of Stock and registered in your name on the books of the Company, in accordance with Section 4 above, upon vesting of the Restricted Stock Units. This Agreement does not confer upon you any right to continue in the employ of the Company or any of its Affiliates (or to continue in any Service Relationship), nor does it interfere in any way with the right of the Company (or its Affiliates, if applicable) to terminate your employment with the Company (or any of its Affiliates, if applicable) at any time. In no event will the value, at any time, of this Award, the shares of Stock underlying this Award or any other benefit provided by this Agreement be included as compensation or earnings for purposes of any other compensation, retirement or benefit plan offered to employees of the Company or its subsidiaries unless otherwise specifically provided for in such plan or arrangement.
10.Powers of the Company Not Affected. The existence of this Award will not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the shares of Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
11.Determinations by Administrator. As a condition of the granting of the Restricted Stock Units, you agree, for yourself and your legal representatives or guardians, that this Agreement will be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Agreement and any determination made by the Administrator pursuant to this Agreement will be final, binding and conclusive. The Administrator (a) may at any time to adopt, alter and repeal such

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rules, guidelines and practices for administration of this Award and for its own acts and proceedings as it will deem advisable (b) will be able to make all determinations it deems advisable for the administration of this Award, (c) will decide all disputes arising in connection with this Award; and (d) will otherwise supervise the administration of this Award.
12.Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, will be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Award, and the members of the Board and the Administrator (and any delegate thereof) will be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
13.Nature of the Award. You acknowledge and agree that you understand that the value that may be realized, if any, from this Award is contingent, and depends on the future market price of shares of Stock, among other factors. You further confirm your understanding that this Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be forfeited if vesting conditions are not satisfied.
You also acknowledge and agree that you understand that (a) the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of awards even if other awards have been granted repeatedly in the past; (b) all decisions with respect to any future award will be at the sole discretion of the Company; (c) the value of this Award is an extraordinary item of compensation which is outside the scope of your employment contract with your actual employer, if any; (d) this Award and past or future awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (e) no claim or entitlement to compensation or damages arises from termination of this Award or diminution in value of this Award, and you irrevocably release the Company and its Affiliates from any such claim that may arise.
14.Administration. You acknowledge and agree that you understand that the Company and its Affiliates hold certain personal information about you, including, but not limited to, information such as your name, home address, telephone number, date of birth, salary, nationality, job title, social security number, social insurance number or other such tax identity number and details of this Award or other entitlement to shares of Stock awarded, cancelled, exercised, vested, unvested or outstanding in the your favor (“Personal Data”).
You acknowledge and agree that you understand that in order for the Company to process this Award, the Company will collect, use, transfer and disclose Personal Data within the Company and among its Affiliates electronically or otherwise, as necessary for the implementation and administration of the Plan, including, in the case of a social insurance number, for income reporting purposes as required by law. You further understand that the Company may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or its Affiliates in the implementation and administration of this Award. You understand that such recipients may be located within the jurisdiction of your residence, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions. You understand that the employees of the Company, its Affiliates and third parties performing work related to the implementation and administration of this Award will have access to the Personal Data as is necessary

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to fulfill their duties related to the implementation and administration of this Award. By accepting this Award, you consent, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of your Personal Data by or to such entities for such purposes and accepts that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which this Agreement is executed. You confirm that if you have provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, you have the consent of such third party to provide their Personal Data to the Company for the same purposes.
You understand that you may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing. As well, you may always elect to for-go this Award.
15.Miscellaneous.
(a)This Agreement and your rights hereunder are subject to all the terms and conditions of this Agreement, as the same may be amended from time to time, as well as to such rules and regulations as the Administrator may adopt for administration of this Award. The Administrator will have the right to impose such restrictions on any shares of Stock acquired pursuant to this Award, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under applicable federal and state tax law, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares of Stock.
(b)It is expressly understood that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of this Agreement, all of which will be binding upon you.
(c)You agree to take all steps necessary to comply with all applicable provisions of federal and state securities and tax laws in exercising your rights under this Agreement.
(d)This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or the result of a merger, consolidation or otherwise.
(f)The award of Restricted Stock Units as provided in this Agreement and any issuance of shares of Stock or payment pursuant to this Agreement are intended to be exempt from Section 409A under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).
(g)The Company may, in its sole discretion, decide to deliver any documents related to this Award by electronic means. You hereby consent to receive such documents by

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electronic delivery and agree to use an on-line or electronic system established and maintained by the Company or a third party designated by the Company for purposes of administering this Award.
(h)To the extent not preempted by federal law, this Agreement will be governed by, and construed in accordance with, the laws of the State of Florida.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant

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FARO TECHNOLOGIES, INC.

By:
Name: Yuval Wasserman
Title: Executive Chairman

GRANTEE
Signed Electronically
Name

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